Press Release	Source: Pulmo BioTech Inc.

Pulmo BioTech Inc. Completes Bio-distribution Studies

Monday, July 7, 2008 11:26 am ET

New York, July 7 2008/PRNewswire First Call -- Pulmo BioTech Inc. (OTC Bulletin Board: PLMO.OB) has announced that its subsidiary, PulmoScience Inc., has completed the bio-distribution studies on its DFH-12 product candidate for the PulmoBind technology of Molecular Imaging of the vascular system of the lungs.

Molecular Imaging uses a molecule designed to bond specifically to certain parts of the body. In the case of PulmoBind, the chosen molecule was designed to bond only to the inner walls of the vascular system of the lungs. Because the molecule (code named DFH-12) is tagged with a radionuclide, the integrity of the lung’s vascular system can then be imaged using the Gamma Cameras which are typically available in all hospitals with a Nuclear Medicine department.

It is important for diagnostic image quality that the PulmoBind molecule is only retained in the lungs, and we are very pleased to announce that in-vivo studies have shown that the molecule is predominantly retained in the lungs 30 minutes after injection with only minor retention (~ 1/10th) in the liver and heart. It is equally important that after imaging the molecule is quickly eliminated from the body and further bio-distribution studies have show that after 240 minutes the majority of the injected molecules have been eliminated through the kidneys and bladder.

About Pulmo BioTech Inc.

Pulmo BioTech Inc. specializes in the development and marketing of medical technology and research. Our proven strengths combine extensive commercial experience and academic credentials. The principal staff members are acknowledged experts in their specialized fields, and work with a broad range of investment institutions. Our mission is to utilize scientific imagination and drive, together with managerial and financial acumen, to bring innovative and profitable products to the marketplace to the benefit of all stock holders.

About PulmoScience Inc.

PulmoScience Inc. was established in 2006, and is currently developing a non-invasive Molecular Imaging technique for the diagnosis of Pulmonary Embolism, Pulmonary Hypertension and Lung Inflammatory diseases under the trade name PulmoBind.

PulmoScience was conceived within the Montreal Heart Institute “MHI” (a world renowned hospital and educational facility). Jointly owned by MHI subsidiary Innovacor as the technical and operational partner, Dr Jocelyn Dupuis (the scientific director and originator of the PulmoBind Molecular Imaging technology), and by Pulmo BioTech Inc. as the funding partner, PulmoScience Inc. aims to develop this unique and exciting technology, to fund necessary trials, and to bring the products to market.

PulmoScience believes that the market for its product candidates is worth in excess of $500 million per annum and that, provided Regulatory Approval is achieved, the safety and efficacy of its products could allow it to dominate that market.

About PulmoBind

PulmoBind uses an intravenously delivered radionuclide tagged molecule which specifically bonds to the inner walls of the circulatory system in the lungs, and by the use of an external Gamma Camera allows an image of the integrity of the blood vessels throughout the lungs to be seen by a diagnostic clinician. PulmoScience is currently undertaking Regulatory Approval for Phase I Human Trials, and, while subsequent results from additional tests might not corroborate the current results, PulmoScience believes that PulmoBind has the potential to dominate the market for the diagnosis of Pulmonary Embolism. In particular, this belief is driven by PulmoScience’s expectations of the improved safety and efficacy that PulmoBind will offer when compared to the current incumbent nuclear medicine based technology for the diagnosis of Pulmonary Embolism. In addition, early indications are that PulmoBind could be highly effective in the early stage diagnosis of Pulmonary Hypertension, a condition for which there is no current front line diagnostic test. The addressable market for the product candidates being developed by PulmoScience is believed by the company to be worth in excess of $500 million per annum.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, regulatory approval, events or developments are forward-looking statements. It is possible that the future performance of the company may differ materially from current expectations, depending on economic conditions and the uncertainty of regulatory approval. A change in economic conditions may have a particularly volatile effect on results. Among the other factors which may affect future performance are: competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including difficulties entering new markets and general economic conditions such as inflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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Source: Pulmo BioTech Inc.